STATE of DELAWARE
CERTIFICATE of INCORPORATION
A STOCK CORPORATION

Article I

The name of the Corporation is GANTOS, INC.

Article II

The Corporation's registered office in the Sate of Delaware is to be located at 16192 Coastal Highway, in the City of Lewes, DE 19958. The registered agent in charge thereof is Harvard Business Services, Inc.

Article III

The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

Article IV

The corporation shall be authorized to issue thirty two million (32,000,000) shares of capital stock, of which thirty million (30,000,000) shares shall be shares of common stock, $0.0001 par value ("Common Stock") and two million (2,000,000) shares shall be shares of preferred stock, $0.0001 par value, which may be issued in one or more series ("Preferred Stock"). The Board of Directors of the Corporation is authorized to fix the powers, preferences, rights, qualifications, limitations or restrictions of the Preferred Stock and any series thereof pursuant to Section 151 of the Delaware General Corporation Law. The Board of Directors of the corporation shall be authorized to issue one million (1,000,000) shares of series A preferred stock, $0.0001 par value ("Series A Preferred Stock"). The holders of the Series A Preferred Stock shall have the following voting rights: Each share of Series A Preferred Stock shall be entitled to ten (10) votes on all matters submitted to a vote of the stockholders of the corporation.

The Board of Directors of the corporation shall be authorized to issue one million (1,000,000) shares of series B convertible preferred stock, $0.0001 par value ("Series B Convertible Preferred Stock"). The holders of the Series B Convertible Preferred Stock shall have the following rights: Each share of Series B Convertible Preferred Stock shall be entitled to ten (10) votes on all matters submitted to a vote of the stockholders of the corporation. In the event the corporation shall at any time (i) declare a dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding shares of Common Stock, (iii) combine the outstanding shares of Common Stock into a smaller number of shares or (iv) issue any of its shares of capital stock in a reclassification of the outstanding shares of Common Stock (including any such reclasssification in connection with a consolidation or merger in which the corporation is the continuing or surviving entity), then in each such case the number of votes per share to which holders of shares of Series B Convertible Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event. The holders of Series B Convertible Preferred Stock shall have the right to convert each share into ten (10) shares of Common Stock upon their written request at any time.

Article V

The name and mailing address of the incorporator are as follows:

Name and Address Title
Ivo Heiden, 6399 Wilshire Blvd., Suite 10019, Los Angeles, CA 90048 CEO and Director

Article VI

(a) No director shall be personally liable to the corporation or to any of its stockholders for monetary damages for any breach of fiduciary duty by such director as a director notwithstanding any provision by law imposing liability, provided, however, that, to the extent required from time to time by applicable law, this provision shall not eliminate the liability of a director to the extent such liability is provided by applicable law, (a) for any breach of a director's duty of loyalty to the Corporation or its stockholders,
(b) for acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law,
(c) under Section 174 of the Delaware General Corporation Law, or
(d) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article VI (a) shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any act or omissions of such director occurring prior to the effective date of such amendment or repeal.
(b) Meeting of the stockholders of the Corporation may be held anywhere in the United States.
(c) The directors may make, amend or repeal the By-laws in whole or in part except with respect to any provision thereof which by law or the By-laws requires action by stockholders.
(d) The Corporation may be a partner in any business enterprise which the Corporation would have the power to conduct by itself.

Article VII

The shareholders of the corporation's common stock do not have a preemptive right to acquire the corporation's unissued shares except to the extent provided by agreement between the corporation and one or more shareholders.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 25th day of February, A.D. 2008.

By: /s/ Ivo Heiden
Incorporator
Name: Ivo Heiden, Incorporator